EXHIBIT 10.1

September 15, 2016

Personal & Confidential
Mr. Mark D. Benjamin
c/o Heidrick & Struggles

Dear Mark,

Welcome to the new NCR, a global technology company that runs the everyday transactions that make your life easier.

With a global presence in 180 countries, our employees around the world offer a broad perspective and range of skills that enable our customers to making every customer interaction with their business an exceptional experience.

We are pleased to present you with this offer of employment at NCR. I am certain you will be the transformational leader we need for the organization you will lead as our President and Chief Operating Officer.

On behalf of NCR and our Board of Directors, we look forward to you joining us.

Employer (Legal Entity):

NCR Corporation (the ‘Company’)

Position:

President and Chief Operating Officer; and upon joining NCR you will be appointed as a Section 16 Executive Officer of the Company by the NCR Board of Directors.

Job Grade:

This position is a Grade 23

Reporting To:

Bill Nuti, Chairman of the Board, Chief Executive Officer and President - NCR Corporation

Mr. Mark D. Benjamin
September 15, 2016

Business Unit:

NCR Chief Operating Officer (COO) Organization

Office Location:

New York City Office

Start Date:

Your employment with NCR will commence on a mutually agreeable day, which is expected to occur on October 17, 2016.

Base Salary:

Your annual base salary will be US$750,000 commencing on your start date. We operate our payroll on a bi-weekly pay schedule where you will be paid two weeks’ salary five days following the close of each pay cycle.

Management Incentive Plan:

Effective upon your start date you will participate in NCR's Management Incentive Plan (MIP) subject to the terms of the Plan. The Plan is an annual bonus program with a payout that varies based on NCR's results, your organization's results, and your individual performance; it is payable in the first calendar quarter following the plan year.

Your MIP target incentive opportunity will be 115% of your annual base salary (with a maximum potential payout equal to 3 times your target incentive opportunity), where the payout will be based on your COO organization’s achievement of its annual “Core Financial Measures” and certain MBOs that will be established for you each plan year. So long as your employment with NCR commences on or before October 17, 2016, your MIP payout for the 2016 plan year will be no less than US$215,625 (before taxes and other deductions), and will be payable to you in March 2017.

You will also participate in the Customer Success component of the MIP, representing a target incentive opportunity equal to 10% of your annual base salary (with a maximum potential payout equal to 10% of your annual base salary, which thus operates as a “make or miss” opportunity), where the payout will be linked to NCR’s overall achievement of our annual Customer Loyalty goals.

Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Compensation and Human Resource Committee of the NCR Board of Directors (hereinafter, the “Committee”).

Mr. Mark D. Benjamin
September 15, 2016

You must be employed by NCR at the time of payment in order to be eligible to receive any bonus or incentive payout from NCR.

Long Term Incentive (LTI) Equity Awards:

Subject to your acceptance of this offer, you will receive a New Hire LTI Equity Award with a total value equal to US$8,500,000, to be delivered in the form of NCR’s Single-Metric, Performance-Based Restricted Stock Units, where the payout will be determined based on a “make-or-miss” performance goal for the 2017 performance year as established by the Committee.

The effective date of your New Hire LTI Equity Award will be the first calendar day of the month following your start date (“Grant Date”) and will vest over three (3) years, such that a portion of your New Hire LTI Equity Award will vest on each anniversary of the Grant Date (25% on the first, 35% on the second and 40% on the third anniversary). You must electronically accept the award agreement associated with the award in order to be eligible to receive its benefits.

Effective for 2017 and beyond you will also be eligible to participate in NCR’s Annual LTI Equity Award Program that typically occurs in February each year. Included as part of your offer is our commitment that you will receive a 2017 Annual LTI Equity Award with a minimum grant value of no less than US$3,500,000. Your 2017 Annual LTI Equity Award will be granted in a combination of NCR Time-Based and Performance-Based RSUs as determined by the Committee.

You must be a current employee of NCR on the Grant Date in order to be eligible to receive any NCR LTI Equity Award. Other terms, including vesting, are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefits.

Executive Severance Benefits:

As President & COO you will participate in NCR’s Executive Severance Plan. The severance plan provides certain benefits in the event that your employment is involuntarily terminated by NCR other than for “Cause” (as defined below).

In the event of a qualified termination of employment entitling you to benefits under the plan, you will receive a cash severance payment equal to one and one half (1.5) times the sum of your annual base salary and target bonus (as defined in the plan), immediate vesting of the unvested portion of your New Hire LTI Equity Award and the unvested portion of your 2017 Annual LTI Equity Award, payment of COBRA premiums for up to eighteen (18) months after the termination date, and Executive Outplacement Services.

Mr. Mark D. Benjamin
September 15, 2016

With respect to the Executive Severance Benefits provided under this letter or under the plan, “Cause” shall mean termination of employment by the Company in connection with: (A) conviction of the Participant (as defined under the plan) for committing a felony under U.S. federal law or the law of the state or country in which such action occurred, (B) dishonesty in the course of fulfilling the Participant’s employment duties, (C) failure on the part of the Participant to perform substantially such Participant’s employment duties in any material respect, (D) a material violation of the Company’s Code of Conduct, or (E) such other events as shall be determined by the Administrator and communicated to the Participant in writing.

In order to receive these severance benefits you are required to execute a general release of all claims in a form acceptable to NCR. Unless specified otherwise under this letter, these Executive Severance Benefits will be provided to you under the terms of the plan, which is subject to amendment or termination by NCR in accordance with the plan terms.

Change-In-Control Severance Plan:

As President & COO you will be eligible to participate in NCR’s Change in Control (CIC) Severance Plan with a “Tier I” benefit level. Subject to the terms and conditions of the CIC plan, in the event of a qualified termination of employment following a Change-In-Control event (as defined in the plan), you will receive a severance benefit equal to three (3) times the sum of your annual base salary and annual target bonus (as defined in the plan). The CIC plan is subject to amendment or termination by NCR in accordance with the plan terms.

Executive Medical and Financial Planning Allowance:

As President & COO you will also be eligible to participate in NCR’s annual Executive Medical Exam Program and annual Executive Financial Planning Program.

The Executive Medical Exam Program currently provides up to US$5,000 on an annual basis for progressive, diagnostic analysis by NCR’s provider of choice. The Executive Financial Planning Program currently provides an annual payment of US$12,000, less all applicable taxes, to be used for an executive’s individual financial planning needs.

Each of these programs are subject to amendment or termination by the Committee.

Executive Relocation Program:

As part of your offer to join NCR, you will be eligible for NCR’s Executive Relocation Program, which includes the benefits outlined on the attached "Relocation Plan Summary" document.

When the timing is right for you and if mutually agreed, we will initiate your executive relocation process where a Weichert Executive Relocation Counselor will be in contact with you to discuss your personal relocation needs to move you and your family to the Atlanta area.

Mr. Mark D. Benjamin
September 15, 2016

Legal Expenses:

NCR will reimburse you for up to US$15,000 of reasonable legal fees you incur in connection with your review and acceptance of NCR’s terms and conditions of employment.

Vacation/Holidays:

Under NCR's vacation policy you are entitled to receive paid vacation days and holidays. Eligible vacation is based on grade level or years of NCR service, whichever provides the greater benefit.

NCR also provides six (6) Floating Holidays, which can be used at any time during the year while recognizing customer and business needs. In the first year of hire, the number of available floating holidays is prorated.

Additionally, NCR recognizes the following six (6) days as paid holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.

Other Terms and Conditions of Employment:

This offer of employment is contingent upon your acceptance of the terms and conditions of employment outlined in this offer letter (and Appendix A), and your passing a drug screen and background check. In addition, this offer is contingent upon your agreement to certain restrictive convents concerning non-competition, non-customer-solicitation and non-recruitment/hiring, where such provisions are enforceable by law. These covenants are set out in the Non-Competition Agreement included in your offer package, which you must also sign.

This letter supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

*        *        *        *        *        *

Mark, we are very excited about the contributions, experience and knowledge you can bring to NCR. We have assembled some of the best professionals in the industry and are convinced that your expertise will help us further enhance the Company’s reputation and help NCR complete the transformation needed to deliver on our Vision 2020 strategy.

Mr. Mark D. Benjamin
September 15, 2016

If you have any questions about this offer or wish to discuss the role further, please do not hesitate to contact either Andrea Ledford or myself at any time so you can make an informed decision about this opportunity with NCR.

Sincerely,

/s/ Bill Nuti
Bill Nuti

Bill Nuti
Chairman of the Board,
Chief Executive Officer and President
NCR Corporation

Copy to:    Andrea Ledford, EVP - Corporate Services and Chief Human Resources Officer

Mr. Mark D. Benjamin
September 15, 2016

Accepting this Offer of Employment:

By accepting and signing NCR's offer of employment you certify to NCR that you are not subject to a non-competition agreement with any company or to any other post-employment restrictive covenants that would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR's strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by NCR.

You further acknowledge that this employment letter, Appendix A and the Non-Competition Agreement and Related Covenants documents reflect the general description of the terms and conditions of your employment with NCR, and is not a contract of employment for any definite duration of time. The employment relationship with NCR is by mutual consent ("Employment at Will"). This means either you or NCR have the right to discontinue the employment relationship with or without cause at any time and for any reason.

I have read the foregoing information relative to NCR's conditions of employment and understand that my employment offer is conditioned upon their satisfaction.

I accept NCR’s terms and conditions of employment:

/s/ Mark D. Benjamin
Mark D. Benjamin

September 16, 2016
Date

Appendix A
NCR Conditions of Employment

The Company requires employment candidates to successfully complete various employment documentation and processes. You assume any and all risks associated with terminating any prior or current employment and making any financial or personal commitments based upon the Company's conditional offer.

This offer of employment is conditioned upon your satisfying and agreeing to the following:

Drug Screening Test
This offer of employment is conditioned upon your taking a urine drug screen test and our receipt of negative results from that test. By accepting this offer and these conditions, you are giving the Company permission to release the results to company designated officials.

Background Check Verification
This offer of employment is conditioned upon the completion of a full background check and our satisfaction with the results, in accordance with local privacy laws. The Company, at its discretion may, on its own or through an outside agency, conduct a background check of all the information and documents submitted by you. You expressly consent to such a background check and also agree that if the Company, as a result of such a background check, finds any discrepancy or misrepresentation, then your offer may be rescinded or your employment may be terminated immediately.

You understand and agree that, if required, the Company may provide its customers with verification that you have passed certain background check requirements before you will be permitted to service those accounts.

You also understand that if the Company hires you or contracts for your services, your consent will apply, and the Company may, as allowed by law, obtain additional background reports pertaining to you, without asking for your authorization again, throughout your employment or contract period from an outside agency.

U.S. Employment Eligibility
Pursuant to the terms of the Immigration and Control Act of 1986, the Company can only hire employees if they are legally entitled to work and remain in the United States.  Accordingly, the Company will verify your employment eligibility through the I-9 and E-Verify employment verification processes. If you commence employment with the Company, you understand that you will be required to complete the I-9 employment eligibility verification process within three business days after your start date. Please refer to the I-9 information sheet in this hire packet for instructions on how to complete this process.

You also understand that the Company participates in the E-Verify program and that the information you provide to us during the I-9 employment verification process will be compared against information maintained in Department of Homeland Security and Social Security Administration databases. Please refer to the enclosed information regarding E-Verify in this hire packet for additional information, including your rights under the program.

Finally, U.S. export regulations promulgated by the U.S. Departments' of Commerce and State restrict the release of U.S. technology to foreign nationals (persons that are not citizens or permanent residents of the U.S.). Your employment by the Company will be conditional on a determination that your access to the Company’s technology will not be prohibited under applicable U.S. export regulations based on your country of citizenship or permanent residency. Please note that any information the Company collects from you for export compliance purposes will not be used for any other purposes.

Employee Privacy Notice and Consent
As a condition of employment you must agree to the enclosed document ‘Employee Privacy Notice and Consent’.

Mutual Agreement to Arbitrate all Employment Related Claims
As a condition of employment for any position, you must read, understand and agree to the enclosed document, Mutual Agreement to Arbitrate All Employment Related Claims. By signing this acceptance of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Mutual Agreement to Arbitrate Agreement.

NCR Employment Agreement
As a condition of employment, you must read, understand and agree to the enclosed document: NCR Employment Agreement. By signing this acceptance of employment, you are verifying the receipt of this document and your agreement and willingness to abide with the contents of the Company’s Terms and Conditions of Employment.

Code of Conduct
As part of your orientation to the Company, employees, including senior management, are required to complete the Company’s Code of Conduct. This training must be completed within 30 days of your start date. Directions for accessing the training will be provided via email after your start date.

Employees with computer access must complete a 30 minute web-based training and certification module. This module is designed to familiarize you with our global standards of business conduct. While we recognize there are local laws and regulations that must also be followed, it is important that all employees understand and adhere to our global standard of business conduct. For employees who do not have computer access, please obtain a copy of the Company’s Code of Conduct and certification form from your manager and it will be returned to the NCR Corporation, Ethics & Compliance Office, 3097 Satellite Blvd, Building 700, Duluth, GA 30096.

Your completion of the Company’s Code of Conduct training and/or certification form demonstrates your personal commitment to conducting business legally and ethically.

Agreed and Accepted

/s/ Mark D. Benjamin	September 16, 2016
Mark D. Benjamin	Date